Exhibit 99.1

Earnings Release

Contact:	Craig Steeneck
973-541-6622

Pinnacle Foods Finance LLC

Reports Fiscal 2011 Second Quarter Results

Mountain Lakes, NJ August 10, 2011 - Pinnacle Foods Finance LLC announced its financial results for the second quarter ended June 26, 2011. Net sales were $602 million compared to $576 million in last year’s second quarter. Net earnings were $7 million compared to $14 million in the second quarter last year. For the first six months of 2011, net sales were $1.21 billion compared to $1.23 billion in last year’s first six months. Net earnings were $27 million compared to $18 million in the first six months last year.

Pinnacle’s Chief Executive Officer, Bob Gamgort said, “We are pleased with our strong sales growth in the second quarter, which reflects enhanced consumer marketing programs, successful new product introductions and the shift in Easter timing. For the quarter, we grew or held market share on brands representing 72% of our product contribution. Input cost inflation caused our gross margin to decline in the quarter, however we implemented pricing actions to offset the impact going forward.”

Second Quarter 2011

Net sales were $602 million in the second quarter of 2011 compared to $576 million in last year’s second quarter, a 4.5% increase. Net sales in our North American retail businesses increased 7%, excluding the impact of the exited Birds Eye® Steamfresh® meals and U. S. Swanson® meals businesses. We experienced strong growth in Birds Eye® Steamfresh® vegetables, Birds Eye® Voila!® complete bagged meals, Duncan Hines® baking mixes and frostings, as well as Van de Kamp’s® and Mrs. Paul’s® frozen seafood.

Earnings before interest and taxes (EBIT) were $59 million in the second quarter of 2011, compared to $70 million a year ago. EBIT was positively impacted by higher sales volumes, pricing actions and productivity improvements, but these were offset by the incremental advertising investment of approximately $8 million, as well as higher commodity costs. Consolidated EBITDA, as defined in our borrowing agreements, was $100 million in the second quarter of 2011 compared to $116 million in the second quarter of 2010. Consolidated EBITDA is defined below under “Non-GAAP Financial Matters”.

Earnings were positively impacted by lower interest expense, the result of last year’s strong cash flow which allowed us to make a voluntary bank debt prepayment of $73 million in December 2010 and lower interest rates from our refinancing in August 2010. This year’s quarterly tax rate was negative 9% which was the result of states’ legislative changes enacted during the quarter.

First Six Months 2011

Net sales were $1.21 billion in the first six months of 2011 compared to $1.23 billion in last year’s first six months, a 2.0% decrease. Net sales in our North American retail businesses were basically flat, excluding the impact of the exited Birds Eye® Steamfresh® meals and U. S. Swanson® meals businesses. We experienced strong growth in Birds Eye® Steamfresh® vegetables, Birds Eye® Voila!® complete bagged meals, Van de Kamp’s® and Mrs. Paul’s® frozen seafood, Log Cabin® syrups, Armour® canned meat and Nalley® chili. Contributing to the year to date sales increase in these brands were our first quarter launches of our innovative new products, including Birds Eye® Voila! ® Family Size complete bagged meals, Birds Eye® Steamfresh® Family Size vegetables, Hungry-Man® frozen dinner Pub Favorites varieties of Honey Bourbon chicken and Popcorn chicken, and Van de Kamp’s® and Mrs. Paul’s® 90 calories fish fillets, as well as the introduction of a complete line of Swanson® Skillet meals in Canada. In the second quarter, we also introduced Aunt Jemima® Oatmeal pancakes and Lenders® Thin bagels.

Earnings before interest and taxes (EBIT) were $144 million in the first six months of 2011, compared to $133 million a year ago. The EBIT reflects the net sales decline, including our first quarter new distribution investment of $6 million, as well as higher commodity costs, offset by improved productivity and pricing, as well as the step up of inventories in 2010. Consolidated EBITDA, as defined in our borrowing agreements, was $207 million in the first six months of 2011 compared to $243 million in the first six months of 2010, as detailed below.

Six month earnings were positively impacted by lower interest expense, as mentioned above. This year’s tax rate was 31%. Net cash provided by operating activities in the first six months of 2011 was negatively impacted by the required pre-build of inventories associated with our previously announced plant closings.

Conference Call Information

We will hold a conference call on Thursday, August 11, 2011 at 2:00PM (ET) to discuss results for the quarter ended June 26, 2011.

To access the call, you can dial (866) 227-1582 and reference conference name: Pinnacle Foods Q2 Earnings Call. A replay of the call will be available beginning August 11, 2011 at 5:30 PM (ET) until August 31, 2011 by dialing 1-888-266-2081 and referencing Access Code 1544194.

About Pinnacle Foods Finance LLC

Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods’ brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Mountain Lakes, NJ, our approximately $2.5 billion business employs more than 4,500 people in 21 sites around North America. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Birds Eye Frozen Division brands consist primarily of Birds Eye® vegetables, Birds Eye Steamfresh® vegetables, Birds Eye Viola!® meals, C&W® vegetables and McKenzie’s® vegetables, Freshlike® vegetables, Aunt Jemima® frozen breakfasts, Swanson® and Hungry-Man® dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® seafood, Lender’s® bagels and Celeste® frozen pizza.Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers, and relish, Mrs. Butterworth’s® and Log Cabin® syrups, Armour® canned meats, Nalley® and Brooks® chili and chili ingredients, and Open Pit® barbecue sauces. Our Specialty Food group manages Tim’s Cascade Snacks®, Snyder of Berlin® and Husman’s®. Further information is available at www.pinnaclefoods.com.

Forward Looking Statements

This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management’s current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters

Pinnacle believes that the presentation of Consolidated EBITDA provides investors with useful information, as it is important in measuring covenant compliance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Consolidated EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Consolidated EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Consolidated EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

EBITDA and Consolidated EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Consolidated EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.

The following table provides a reconciliation from our net earnings to EBITDA and Consolidated EBITDA for the six months ended June 26, 2011 and June 27, 2010 and the year ended December 26, 2010. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

(thousands of dollars)

	Six Months Ended	Six Months Ended	Fiscal Year Ended
	June 26, 2011	June 27, 2010	December 26, 2010

Net earnings	$27,833	$18,104	$22,037
Interest expense, net	103,241	108,558	235,716
Income tax expense (benefit)	12,634	5,831	7,399
Depreciation and amortization expense	42,902	38,677	78,049

EBITDA (unaudited)	$186,610	$171,170	$343,201

Non-cash items (a)	3,882	28,287	71,500
Non-recurring items (b)	14,652	20,130	27,489
Other adjustment items (c)	2,054	5,689	7,580

Subtotal	207,198	225,276	449,770
Net cost savings projected to be realized as a result of initiatives taken, including acquisition synergies (d)	—	18,102	25,000

Consolidated EBITDA (unaudited)	$207,198	$243,378	$474,770

Last twelve months Consolidated EBITDA (unaudited)	$438,590

(a)	Non-cash items are comprised of the following:

	Six Months Ended June 26, 2011	Six Months Ended June 27, 2010	Fiscal Year Ended December 26, 2010

Non-cash equity-related compensation charges	$600	$408	$4,727
Unrealized mark-to-market losses resulting from hedging activities	1,996	831	697
Impairment charges (1)	1,286	—	29,000
Effects of adjustments related to the application of purchase accounting - the write-up to fair market value of inventories acquired as a result of the Birds Eye Foods Acquisition	—	27,048	37,076

Total non-cash items	$3,882	$28,287	$71,500

(1)	For fiscal 2010 represents an impairment for the Hungry-Man tradename. For the six months ended June 26, 2011 represents a plant asset impairment on the Tacoma, WA facility.

(b)	Non-recurring items are comprised of the following:

	Six Months Ended June 26, 2011	Six Months Ended June 27, 2010	Fiscal Year Ended December 26, 2010

Expenses in connection with an acquisition or other non-recurring merger costs	$9,037	$242	$923
Restructuring charges, integration costs and other business optimization expenses	5,004	18,794	25,472
Employee severance and recruiting	611	1,094	1,094

Total non-recurring items	$14,652	$20,130	$27,489

(thousands of dollars)

(c)	Other adjustment items are comprised of the following:

	Six Months Ended June 26, 2011	Six Months Ended June 27, 2010	Fiscal Year Ended December 26, 2010

Management, monitoring, consulting and advisory fees paid to Blackstone	$2,340	$2,305	$4,555
Variable product contribution on Birds Eye Steamfresh complete bagged meals no longer being offered for sale	—	3,384	2,837
Other	(286)	—	188

Total other adjustments	$2,054	$5,689	$7,580

(d)	Net cost savings projected to be realized as a result of initiatives taken:

	Six Months Ended June 26, 2011	Six Months Ended June 27, 2010	Fiscal Year Ended December 26, 2010

Estimated net cost savings associated with the Birds Eye Foods Acquisition (“synergies”) (1)	$—	$18,102	$25,000

Total net cost savings projected to be realized as a result of initiatives taken	$—	$18,102	$25,000

(1)	Represents the estimated reduction in operating costs that we anticipated would result from the combination of Pinnacle and Birds Eye Foods as a result of eliminating duplicate overhead functions and overlapping operating expenses, leveraging supplier relationships and combined purchasing power to obtain procurement savings on raw materials and packaging, and optimizing and rationalizing overlapping warehouse and distribution networks less what has been realized.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(thousands of dollars)

	Three months ended		Six months ended
	June 26,	June 27,	June 26,	June 27,
	2011	2010	2011	2010

Net sales	$602,024	$576,080	$1,208,335	$1,232,516
Cost of products sold	460,347	434,142	913,263	934,848

Gross profit	141,677	141,938	295,072	297,668

Operating expenses
Marketing and selling expenses	46,627	38,490	88,458	91,327
Administrative expenses	22,134	26,562	43,130	60,492
Research and development expenses	2,067	2,202	4,061	4,548
Other expense (income) , net	11,904	4,286	15,715	8,809

Total operating expenses	82,732	71,540	151,364	165,176

Earnings before interest and taxes	58,945	70,398	143,708	132,492

Interest expense	52,056	53,503	103,383	108,714
Interest income	63	70	142	157

Earnings before income taxes	6,952	16,965	40,467	23,935

Provision (benefit) for income taxes	(629)	2,791	12,634	5,831

Net earnings	$7,581	$14,174	$27,833	$18,104

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(thousands of dollars)

	June 26,	December 26,
	2011	2010

Current assets:
Cash and cash equivalents	$164,727	$115,286
Accounts receivable, net	153,269	145,258
Inventories, net	331,735	329,635
Other current assets	11,926	21,507
Deferred tax assets	36,346	38,288

Total current assets	698,003	649,974

Plant assets, net	462,898	447,068
Tradenames	1,629,812	1,629,812
Other assets, net	187,081	200,367
Goodwill	1,564,395	1,564,395

Total assets	$4,542,189	$4,491,616

Current liabilities:
Short-term borrowings	$492	$1,591
Current portion of long-term obligations	10,941	4,648
Accounts payable	137,465	115,369
Accrued trade marketing expense	35,892	47,274
Accrued liabilities	151,292	142,746
Accrued income taxes	—	193

Total current liabilities	336,082	311,821

Long-term debt (includes $127,698 and $125,698 owed to related parties)	2,791,048	2,797,307
Pension and other postretirement benefits	72,158	78,606
Other long-term liabilities	35,928	43,010
Deferred tax liabilities	378,960	365,787

Total liabilities	3,614,176	3,596,531

Commitments and contingencies

Shareholder’s equity:
Common stock	—	—
Additional paid-in-capital	697,404	697,267
Retained earnings	275,183	247,350
Accumulated other comprehensive loss	(44,574)	(49,532)

Total shareholder’s equity	928,013	895,085

Total liabilities and shareholder’s equity	$4,542,189	$4,491,616

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of dollars)

	Six months ended
	June 26,	June 27,
	2011	2010

Cash flows from operating activities
Net earnings	$27,833	$18,104
Non-cash charges (credits) to net earnings
Depreciation and amortization	42,902	38,677
Amortization of discount on term loan	603	1,374
Amortization of debt acquisition costs	5,192	6,582
Amortization of deferred mark-to-market adjustment on terminated swaps	1,212	1,829
Plant asset impairment charges	1,286	—
Change in value of financial instruments	1,916	1,251
Stock-based compensation charge	600	410
Postretirement healthcare benefits	28	(24)
Pension expense, net of contributions	(6,476)	(464)
Other long-term liabilities	(1,913)	1,276
Other long-term assets	78	156
Deferred income taxes	11,594	(3,957)
Changes in working capital
Accounts receivable	(7,541)	2,487
Inventories	(1,425)	93,685
Accrued trade marketing expense	(11,650)	(9,441)
Accounts payable	21,111	(8,070)
Accrued liabilities	8,502	13,327
Other current assets	1,565	(4,650)
Accrued income taxes	(207)	—

Net cash provided by operating activities	95,210	152,552

Cash flows from investing activities
Capital expenditures	(51,606)	(37,534)
Sale of plant assets held for sale	7,900	—

Net cash used in investing activities	(43,706)	(37,534)

Cash flows from financing activities
Repayments of long-term obligations	—	(30,143)
Proceeds from short-term borrowings	484	497
Repayments of short-term borrowings	(1,583)	(1,350)
Repayment of capital lease obligations	(1,074)	(876)
Debt acquisition costs	(67)	(17)
Change in bank overdrafts	429	(14,305)
Equity contributions	543	350
Repurchases of equity	(1,006)	(904)
Repayment of notes receivable from officers	—	565

Net cash used in financing activities	(2,274)	(46,183)

Effect of exchange rate changes on cash	211	118

Net change in cash and cash equivalents	49,441	68,953
Cash and cash equivalents - beginning of period	115,286	73,874

Cash and cash equivalents - end of period	$164,727	$142,827

Supplemental disclosures of cash flow information:
Interest paid	$96,596	$84,074
Interest received	142	157
Income taxes (refunded) paid	(3,796)	5,858
Non-cash investing and financing activities:
New capital leases	505	1,998